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Exhibit 99.2

ITEM 6.    SELECTED FINANCIAL DATA.

        The selected consolidated financial data were derived from the audited consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere herein. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), the Company has reclassified the results of Seventeen magazine and related teen properties, Simba, Federal Sources, CableWorld, Sprinks and RealEstate.com, which were all sold in 2003, as discontinued operations for the periods prior to their respective divestiture dates. During the first quarter of 2004, the Company sold New York magazine and Kagan World Media. The Company has reclassified, as discontinued operations, the results of New York and Kagan World Media for all periods presented and as of December 31, 2003 has classified the assets and liabilities of each as held for sale on the Company's consolidated balance sheet. In addition, in the second quarter of 2004, the Company sold About Web Services, and began evaluating strategic partnerships regarding the Folio, Circulation Management and American Demographics properties. On August 12, 2004, Folio and Circulation Management were contributed to a joint venture with a third party, under which the Company will not have a significant continuing involvement in the operations and the Company's share of associated cash flows is not expected to be significant. The Company has reclassified, as discontinued operations, the results of About Web Services, Folio, Circulation Management and American Demographics for all periods presented.

PRIMEDIA INC. AND SUBSIDIARIES

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in thousands, except per share amounts)
Operating Data:
Revenues, net(1)	$1,331,531	$1,397,640	$1,360,610	$1,324,007	$1,383,165
Depreciation of property and equipment (2)	54,874	68,014	74,980	49,354	44,554
Amortization of intangible assets, goodwill and other (3)(7)	75,765	204,153	676,628	107,051	428,038
Other (income) charges (4)	29,983	67,418	40,923	41,570	(213,580)
Operating income (loss)	81,656	(96,197)	(642,880)	(2,286)	17,458
Provision for impairment of investments (5)	(8,975)	(19,045)	(106,200)	(188,526)	—
Interest expense	(124,104)	(139,857)	(145,566)	(142,718)	(163,463)
Loss from continuing operations before income tax expense (12)	(79,796)	(253,556)	(940,753)	(340,477)	(149,041)
Income tax expense (6)	(12,220)	(46,356)	(135,000)	(41,200)	(6,500)
Loss from continuing operations	(92,016)	(299,912)	(1,075,753)	(381,677)	(155,541)
Discontinued operations	130,888	88,997	(35,888)	34,851	35,428
Cumulative effect of a change in accounting principle (7)	—	(388,508)	—	—	—
Net income (loss)	38,872	(599,423)	(1,111,641)	(346,826)	(120,113)
Preferred stock dividends and related accretion, net (8)(12)	(41,853)	(47,656)	(62,236)	(53,063)	(53,062)
Loss applicable to common shareholders	(2,981)	(647,079)	(1,173,877)	(399,889)	(173,175)
Basic and diluted income (loss) applicable to common shareholders per common share (9):
Loss from continuing operations	$(0.52)	$(1.37)	$(5.25)	$(2.70)	$(1.43)
Discontinued operations	0.51	0.35	(0.17)	0.22	0.24
Cumulative effect of a change in accounting principle (7)	—	(1.53)	—	—	—

Net loss	$(0.01)	$(2.55)	$(5.42)	$(2.48)	$(1.19)

Basic and diluted common shares outstanding	259,230,001	253,710,417	216,531,500	161,104,053	145,418,441

Balance Sheet Data:
Cash and cash equivalents	$8,685	$18,553	$33,588	$23,690	$28,661
Working capital deficiency (10)	(205,300)	(248,280)	(221,047)	(346,447)	(200,458)
Other intangible assets and Goodwill, net	1,178,941	1,323,560	2,029,727	1,647,592	1,835,356
Total assets	1,636,121	1,835,620	2,731,219	2,677,479	2,714,552
Long-term debt (11)	1,562,441	1,727,677	1,945,631	1,503,188	1,732,896
Shares subject to mandatory redemption (Exchangeable preferred stock) (12)	474,559	484,465	562,957	561,324	559,689
Total shareholders' deficiency	(1,013,255)	(1,043,798)	(480,592)	(236,026)	(144,238)

(see notes on the following page)

Notes to Selected Financial Data

(1)
As a result of divestitures made in 2004 and 2003 and the related requirements of SFAS 144, the Company reclassified amounts from revenues, net, to discontinued operations for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 as follows:

	Years Ended December 31,
	2002	2001	2000	1999
Revenues, net (as reported in 2002 Form 10-K)	$1,587,564	$1,578,357	$1,547,491	$1,587,879
Less:
Effect of SFAS 144 for 2003 divestitures	175,012	200,583	210,439	190,979

Revenues, net (as reported in 2003 Form 10-K)	$1,412,552	$1,377,774	$1,337,052	$1,396,900

	Years Ended December 31,
	2003	2002	2001	2000	1999
Revenues, net (as reported in 2003 Form 10-K)	$1,345,622	$1,412,552	$1,377,774	$1,337,052	$1,396,900
Less:
Effect of SFAS 144 for 2004 divestitures	14,091	14,912	17,164	13,045	13,735

Revenues, net (as reclassified)	$1,331,531	$1,397,640	$1,360,610	$1,324,007	$1,383,165

(2)
Includes an impairment of long-lived assets of $9,739 for the year ended December 31, 2002.

(3)
Includes an impairment of intangible assets, goodwill and other, of $35,253, $143,099, $427,016 and $275,788 for the years ended December 31, 2003, 2002, 2001 and 1999, respectively.

(4)
Represents severance related to separated senior executives of $9,372 for the year ended December 31, 2003, non-cash compensation and non-recurring charges of $11,184, $10,502, $56,679 and $35,210 for the years ended December 31, 2003, 2002, 2001 and 2000, respectively, provision for severance, closures and restructuring related costs of $8,836, $49,669, $41,477, $20,798 and $22,000 for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, and loss (gain) on the sale of businesses and other, net, of $591, $7,247, ($57,233), ($14,438) and ($235,580) for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively.

The Company adopted SFAS 123 "Accounting for Stock-Based Compensation" in the fourth quarter of 2003 and began recording employee stock-based compensation under the fair value method effective January 1, 2003. The adoption resulted in a non-cash compensation charge of $5,980.

(5)
Represents impairments of the Company's investment in CMGI, Inc. of $7,029 and $155,474 for the years ended December 31, 2001 and 2000, respectively, the Company's investment in Liberty Digital of $658 and $21,869 for the years ended December 31, 2001 and 2000, respectively, the Company's investments in various assets-for-equity transactions of $8,975, $10,783 and $83,647 for the years ended December 31, 2003, 2002 and 2001, respectively, and various other PRIMEDIA investments of $8,262, $14,866 and $11,183 for the years ended December 31, 2002, 2001 and 2000, respectively.

(6)
Historically, the Company did not need a valuation allowance for the portion of the tax effect of net operating losses equal to the amount of deferred income tax liabilities related to tax-deductible goodwill and trademark amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, "Goodwill and Other Intangible Assets", the Company records a valuation allowance in excess of its net deferred tax assets to the extent the difference between the book and tax basis of indefinite-lived intangible assets is not expected to reverse during the net operating loss carryforward period. With the adoption of SFAS 142, the Company no longer amortizes the book basis in the indefinite-lived intangibles, but will continue to amortize these intangibles for tax purposes. For 2003 and 2002, income tax expense primarily consists of deferred income taxes of $11,864 and $49,500, respectively, related to the increase in the Company's net deferred tax liability for the tax effect of the net increase in the difference between the book and tax basis in the indefinite-lived intangible assets. The income tax expense recorded in 2003 and 2002 is net of tax refunds received. During 2001 and 2000, the Company increased its valuation allowance due to continued historical operating losses and the impairment of long-lived assets, primarily goodwill and investments, resulting in a net provision for income taxes of $135,000 and $41,200, respectively. At December 31, 1999, the Company's management determined that no adjustment to net deferred income tax assets was required. In 1999, the Company recorded income tax expense of $6,500 related to a provision for current state and local taxes incurred as a result of the gain on the sale of the Supplemental Education Group. At December 31, 2003, the Company had aggregate net operating and capital loss carryforwards of $1,760,785 which will be available to reduce future taxable income.

(7)
In connection with the adoption of SFAS 142 on January 1, 2002, the Company recorded an impairment charge related to its goodwill and certain indefinite lived intangible assets as a cumulative effect of a change in accounting principle. Additionally, SFAS 142 prohibited the amortization of goodwill and indefinite lived intangible assets, effective January 1, 2002. Amortization expense for goodwill and certain trademarks which ceased being amortized under SFAS 142 (excluding provisions for impairment) was $185,831, $36,432 and $59,103 for the years ended December 31, 2001, 2000 and 1999, respectively.

(8)
Includes gain on exchanges of the Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock of $944 and $32,788 in 2003 and 2002, respectively, and the issuance of warrants valued at $5,891 and $498 to KKR 1996 Fund during 2002 and 2001, respectively, in connection with the EMAP acquisition.

(9)
Basic and diluted income (loss) per common share, as well as the basic and diluted common shares outstanding, were computed as described in Note 16 of the notes to the consolidated financial statements included elsewhere in this Report.

(10)
Includes current maturities of long-term debt and net assets held for sale, where applicable. Consolidated working capital reflects certain industry working capital practices and accounting principles, including the expensing of certain editorial and product development costs when incurred and the recording of deferred revenue from subscriptions as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.

(11)
Excludes current maturities of long-term debt.

(12)
The Company adopted SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", prospectively, effective July 1, 2003, which requires the Company to classify as long-term liabilities its Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock and to classify dividends from preferred stock as interest expense. Such stock is now described as shares subject to mandatory redemption and dividends on these shares are now described as interest on shares subject to mandatory redemption, whereas previously they were presented below net income (loss) as preferred stock dividends. The adoption of SFAS 150 increased the loss from continuing operations for the year ended December 31, 2003 by $22,547 which represents primarily interest on shares subject to mandatory redemption and amortization of issuance costs which are included in the amortization of deferred financing costs on the accompanying statement of consolidated operations. If SFAS 150 was adopted on July 1, 2002, July 1, 2001, July 1, 2000 and July 1, 1999, loss from continuing operations, in each year, would have increased by $19,763, $27,345, $27,348 and $27,627, respectively. The 2002 increase to loss from continuing operations was reduced by a net gain of $4,488 on exchanges of the Exchangeable Preferred Stock.

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  Exhibit 99.2
  ITEM 6. SELECTED FINANCIAL DATA.